Exhibit (e)(iii)

SPIRIT OF AMERICA INVESTMENT FUND, INC.

477 Jericho Turnpike

Syosset, New York 11791

February 27, 2008

SSH Securities, Inc.

477 Jericho Turnpike

Syosset, New York 11791

To Whom It May Concern,

Reference is made to the Underwriting Agreement (the “Agreement”) between Spirit of America Investment Fund, Inc. (the “Company”) and SSH Securities, Inc. (the “Underwriter”) dated December 16, 1997.

This letter is to provide notice of the addition of a new series under the Company: Spirit of America High Yield Tax Free Bond Fund (the “New Fund”). The New Fund is to be considered a Series under the Agreement and shall be subject to the terms set forth under the Agreement unless otherwise provided herein. The Underwriter shall be compensated for services rendered under the Agreement as is consistent with the Agreement, including but not limited to Schedule “A” to the Agreement as amended on February 27, 2008 and attached hereto.

The Company requests that you act in the capacity of underwriter with respect to the New Fund while continuing to act as underwriter with respect to each of Spirit of America Real Estate Income and Growth Fund and Spirit of America Large Cap Value Fund.

Please indicate that the foregoing and the attached is in accordance with your understanding and accept these terms, by signing and returning to us the enclosed copy hereof.

Sincerely,

Spirit of America Investment Fund, Inc.

/s/ David Lerner
David Lerner President

SSH Securities, Inc.

Accepted:	/s/ David Lerner

Schedule “A”

Identification of Series

Below are listed the “Series” to which services under this Agreement are to be performed as of the execution date of the Agreement:

“Spirit of America Real Estate Income and Growth Fund Class A Shares”

“Spirit of America Real Estate Income and Growth Fund Class B Shares”

“Spirit of America Large Cap Value Fund”

“Spirit of America High Yield Tax Free Bond Fund”

This Schedule “A” may be amended from time to time by agreement of the Parties.